[KEMPER LIFE INSURANCE COMPANIES  LETTERHEAD]



July 7, 1995




Dear Policy Owner:

A special shareholders meeting for the portfolios underlying your Kemper Investors Life Insurance Company (Kemper) insurance product is scheduled for September 19, 1995 to vote on various proposals. As a Kemper policy owner, you are entitled to give us instructions to vote on your behalf.

The enclosed Proxy and Voting Instruction Statement and related materials contain details, and we encourage you to read them carefully. For your convenience, a voting instruction card for the portfolio in which you are invested is included, as well as a postage paid envelope. You should use the enclosed voting instruction card to transmit your voting instructions to us. If you are invested in more than one portfolio, you will receive a voting instruction card for each. Please be sure to vote each voting instruction card you receive.

Any questions you have concerning your Kemper policy or these proposals may be directed to your Kemper representative or to our Client Services Department at 1-800-621-5001. As always, we appreciate your business and look forward to serving your insurance needs for many years to come.


Sincerely,

KEMPER INVESTORS LIFE INSURANCE COMPANY